Exhibit 4.2

$750,000,000

Salix Pharmaceuticals, Ltd.

6.00% Senior Notes due 2021

Joinder to Registration Rights Agreement

January 2, 2014

JEFFERIES LLC

As Representative of the

Initial Purchasers

c/o Jefferies LLC

520 Madison Avenue

New York, New York 10022

Ladies and Gentlemen:

Reference is made to the Registration Rights Agreement dated as of December 27, 2013, among Salix Pharmaceuticals, Ltd. (the “Company”) and Jefferies LLC, as representative of the Initial Purchasers. Capitalized terms used in this Joinder Agreement without definition have the respective meanings given to them in the Registration Rights Agreement.

The undersigned Subsidiary Guarantors hereby agree, on a joint and several basis, to accede to the terms of the Registration Rights Agreement and to undertake and perform all of the obligations of the “Subsidiary Guarantors” set forth therein as though the undersigned Subsidiary Guarantors had entered into the Registration Rights Agreement on the Closing Date and been named as “Subsidiary Guarantors” therein. The undersigned Subsidiary Guarantors agree that such obligations include, without limitation, (a) all of the obligations of the Guarantors to perform and comply with all of the agreements thereof contained in the Registration Rights Agreement, including the obligation to pay Additional Interest, and (b) the Subsidiary Guarantors’ indemnification and other obligations contained in Section 7 of the Registration Rights Agreement. Each of the undersigned Subsidiary Guarantors acknowledges and agrees that all references to the Subsidiary Guarantors in the Registration Rights Agreement shall include the undersigned Subsidiary Guarantors and that the undersigned Subsidiary Guarantors shall be bound by all provisions of the Registration Rights Agreement containing such references.

THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

This Joinder Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Joinder Agreement as of the date first written above.

SALIX PHARMACEUTICALS, INC.,
as a Subsidiary Guarantor

By:	/s/ ADAM C. DERBYSHIRE
Name:	Adam C. Derbyshire
Title:	Executive Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Secretary

OCEANA THERAPEUTICS, INC., as a Subsidiary Guarantor

By:	/s/ ADAM C. DERBYSHIRE
Name:	Adam C. Derbyshire
Title:	Executive Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Assistant Secretary

Salix – Joinder to Registration Rights Agreement

SANTARUS, INC.,
as a Subsidiary Guarantor

By:	/s/ TIMOTHY J. CREECH
Name:	Timothy J. Creech
Title:	President

Salix – Joinder to Registration Rights Agreement